EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated February 27, 2019, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Axon Enterprise, Inc. on Form 10-K for the year ended December 31, 2018. We consent to the incorporation by reference of said reports in the Registration Statements of Axon Enterprise, Inc. on Form S-3 (File No. 333-224918) and on Forms S-8 (File No. 333-212069; File No. 333-190442; File No. 333-190441; File No. 333-161183; File No. 333-125455; File No. 333-65046; File No. 333-225660; File No. 333-225661).

/s/ GRANT THORNTON LLP

Phoenix, Arizona
February 27, 2019